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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

      Oxboro Medical Announces Proposed Sale of its Outdoors Subsidiary

MINNEAPOLIS, June 24, 1999 Oxboro Medical International Inc., Minneapolis, MN (NASDAQ: OMED) announced today that it has signed a letter of intent with a private group of investors to sell its Oxboro Outdoors Inc. subsidiary ("Outdoors").

Oxboro Medical International Inc. develops, assembles, and markets medical and surgical products, and through its wholly-owned Outdoors subsidiary, develops, assembles, and markets fishing tackle and outdoor recreational licensed products. For its 2nd fiscal quarter ended March 31, 1999, sales of Outdoors' products accounted for approximately 14% of the Company's $1,387,916 total sales.

Matthew E. Bellin, President of Oxboro Medical International Inc., stated:
"The sale of our Outdoors subsidiary will allow the company to focus its financial and human resources on our medical products business."

Under terms of the proposed agreement, Oxboro Medical International Inc. will receive up to $650,000 in the form of cash and a note, subject to certain adjustments. Closing of the transaction is subject to certain conditions, including the negotiation and execution of a definitive agreement.

Forward-looking Statements

The Company may from time to time make written or oral "forward-looking statements", whether in its news releases, its filings with the SEC or in its reports to stockholders, or elsewhere. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties relating to the Company's future performance that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied in any such "forward-looking statements". Investors are cautioned that any such forward-looking statement is qualified by and subject to the warnings and cautionary statements contained above and in the Company's filings with the SEC. The Company does not undertake and assumes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

FOR FURTHER INFORMATION:

Matthew E. Bellin, President
Oxboro Medical International, Inc.
612-755-9516 telephone
612-755-9466 fax